MOODY NATIONAL REIT II, INC. 8-K

EXHIBIT 10.8

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (this “Agreement”) is made and entered into and to be made effective as of September 13, 2017 by and between RI II MC-HOU, LLC, a Delaware limited liability company (“Maker”), whose address is 6363 Woodway, Suite 110, Houston, Texas 77057, and AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (“Noteholder”), whose address is Attention: Mortgage and Real Estate Investment Department, 2525 South Shore Blvd., Suite 207, League City, Texas, 77573.

RECITALS:

A.       Maker is the owner of fee simple title to the Land (as defined herein).

B.       Maker desires to improve the Land by constructing the Improvements (as defined herein) thereon.

C.       Maker has applied to Noteholder for the Loan (as defined herein) to fund the development and construction of the Improvements on the Land as more fully provided in this Agreement. The Loan is to be secured by a deed of trust lien encumbering the Project (as defined herein).

D.       Noteholder has agreed to make the Loan for such purpose pursuant to the Commitment, on the terms, conditions and provisions set forth in the Commitment.

E.       Capitalized terms used but not defined in this Agreement shall have the meaning given such terms in Exhibit G attached hereto and incorporated herein by this reference.

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) paid in hand and the mutual covenants and agreements of the parties hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I.
THE LOAN

Section 1.1      The foregoing recitals to this Agreement are incorporated herein and made a part hereof by reference to the same extent as if herein set forth in full.

Section 1.2      For purposes of evidencing the Loan and securing Noteholder in the payment of the Loan, all interest thereon and all other amounts at any time due from Maker to Noteholder, and for the purpose of securing the performance by Maker of all of the covenants and undertakings of Maker as set forth herein and as set forth in the below listed documents, the following documents have been or will be executed and delivered to Noteholder:

(a)      The Note, or so much thereof as shall be advanced, which Note shall be due and payable on the Scheduled Maturity Date, as that term is defined therein or any earlier maturity of the Note provided therein;

(b)      the Security Instrument;

(c)       the Completion Guaranty;

(d)      the Payment Guaranty;

(e)      the Tax Lien Guaranty;

(f)       the Lease Assignment;

(g)      the Environmental Indemnity;

(h)      the Closing Certificate;

(i)       the Financing Statement; and

(j)       the Assignment of Plans and Specifications.

Maker agrees that a default by Maker, Guarantor or any other applicable party under any one or more of the Loan Documents which is not cured within any applicable notice, grace and/or cure period shall automatically be deemed to be a default by Maker under each of the Loan Documents without further notice or curative grace period being given to Maker.

ARTICLE II.

CONSTRUCTION OF IMPROVEMENTS

Section 2.1      Maker covenants and agrees to perform or cause to be performed any and all of the construction obligations (including, without limitation, material compliance with all design, development, construction and delivery schedules and deadlines) and to cause Completion to occur on or before twenty-four (24) months after the date of this Agreement (the “Completion Deadline”), subject to Force Majeure (as defined below). Additionally, Maker covenants and agrees to cause (a) approval of the Plans and Specifications by the Inspecting Engineer and, if required under the Franchise Agreement, the Franchisor, and (b) completion of all foundations of the Improvements (as necessary) not later than one hundred twenty (120) days after the date of this Agreement, subject to Force Majeure (as defined below). Notwithstanding the foregoing, Noteholder acknowledges that, prior to the date of this Agreement, the Inspecting Engineer reviewed and approved the Plans and Specifications.

Section 2.2      Maker covenants and agrees to commence construction within the earlier of (a) sixty (60) days after the date of this Agreement or (b) the date by which Maker is required to commence construction as required by the Franchise Agreement, and thereafter to continue diligently, subject to Force Majeure and other delays, including weather delays, with the construction of the Improvements in accordance with the requirements of the Franchise Agreement and the Project Budget in order for Completion to occur on or before the earlier of (x) the Franchise Construction and Delivery Deadlines and (y) the Completion Deadline. Maker acknowledges and agrees that the Project Budget requires Maker to pay into (or provide evidence that it has already paid into) the Project equity in the amount of Maker’s Equity.

Section 2.3   The Improvements shall be constructed in substantial accordance with the Plans and Specifications. The identification and acceptance of the Plans and Specifications by Noteholder shall in no way constitute acceptance or warranty by Noteholder or the Inspecting Engineer, defined below, as to the sufficiency and/or adequacy of the Improvements and/or any of the component parts thereof, nor shall it constitute an acceptance or warranty as to the sub-soil conditions involved in the Land. The Plans and Specifications are incorporated herein and made a part hereof by reference to the same extent as if herein set forth in full, and the same shall not be changed or modified in any material respect without the prior written consent of Noteholder and the Inspecting Engineer, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.4      The Improvements shall be constructed with new, unused sound materials and in a good and workmanlike manner and in accordance with any requirements set forth in the Franchise Agreement. The Improvements shall be constructed by the Contractor, in accordance with a guaranteed maximum price Construction Contract to be submitted to and approved by Noteholder. Subject to the provisions of Section 3.2(a) below, the Construction Contract and the sums payable by Maker to the Contractor thereunder shall not be modified, altered or amended in any material respect without the prior written consent of Noteholder in each instance, such consent not to be unreasonably withheld, conditioned or delayed. The Improvements shall be constructed substantially in accordance with the Plans and Specifications, in compliance with any requirements set forth in the Franchise Agreement and in compliance with all applicable statutes, ordinances and regulations of all public authorities having jurisdiction thereof. Maker hereby certifies to Noteholder that the copy of the Construction Contract to be delivered to Noteholder is a true, correct and complete copy of such contract, and that, except as contained therein or subsequently approved by Noteholder, such approval not to be unreasonably withheld, conditioned or delayed, and except as set forth on Exhibit D, there will be no other agreements, arrangements, undertakings or understandings between Maker and any other person or entity, relative to construction of the Improvements. Maker hereby represents and warrants to Noteholder that no subdivision approval or re-subdivision of the Mortgaged Property or rezoning is required for construction of the Improvements or to comply with applicable statutes, ordinances and regulations of any public authorities having jurisdiction thereof.

Section 2.5      As additional security for the performance of Maker’s obligations hereunder, Maker hereby collaterally transfers and assigns to Noteholder as set forth herein and in the Loan Documents, all of Maker’s right, title and interest in and to all present and future: (i) construction contracts (including, without limitation, the Construction Contract, as defined below), subcontracts, architectural contracts (including, without limitation, the Owner-Architect Agreement, as defined below), all guaranties of construction contracts, engineering contracts, plans and specifications including the Plans and Specifications, building permits (to the extent assignable), bonds in favor of or for the benefit of Maker, development agreements, affecting the Land and recorded or to be recorded in the applicable recording records of the jurisdiction(s) in which the Land is located), and all other present and future contracts, agreements, permits (to the extent assignable) surveys, plats (to the extent assignable), franchises, including without limitation the Franchise Agreement (to the extent assignable) and authorizations (to the extent assignable) in any way related to the development, construction and/or operation of the Improvements, including all extensions, renewals and modifications of or substitutions for any of the foregoing; (ii) income, profits, operating accounts, receipts, funds and accounts receivable to the extent related to the Improvements, held by or owing to Maker or any agent of Maker subject to a license in favor of Maker; (iii) Equipment, Inventory, Fixtures, Accounts, Contract Rights, Documents, Instruments and General Intangibles of Maker to the extent assignable, as such terms are defined in. the Uniform Commercial Code as adopted in the States of Texas and Minnesota to the extent related to the Improvements; and (iv) other “Collateral” as such term is defined (respectively) in the Security Instrument.

(a)       The foregoing collateral assignment in this Section 2.5, at Noteholder’s sole and absolute option, shall, to the maximum extent permitted by law (subject to Noteholder’s liens and security interests under the Loan Documents, which liens and security interests shall not merge in any such vesting), become unconditionally and absolutely vested, automatically, without notice and without the requirement of any further action on the part of Noteholder, upon default by Maker in the performance of any of its obligations hereunder or under any of the other Loan Documents, provided that Maker has failed to cure any such default within the notice and time periods specified in Article IV hereof and/or in the other Loan Documents. In addition, the foregoing collateral assignment shall be a security agreement, and Noteholder shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in Texas and any other applicable law, including, without limitation, the right to require the personal property described in this Section 2.5 to be assembled by Maker and the right to foreclose.

(b)       Notice by Noteholder of any default hereunder or under any of the other Loan Documents, Maker’s failure to cure timely the same, Noteholder’s exercise of its aforesaid option, and the resultant then present vesting of said transfer and assignment, given to the party or parties to such contracts, agreements, permits, franchises, etc., other than Maker, shall be conclusive evidence that such conditional transfer and assignment has in law and in fact thereupon become unconditionally and absolutely vested as a then present and effective assignment, which may be relied upon by any such other party or parties and which shall acquit and discharge such other party or parties from all liability and obligation to Maker thereafter accruing.

ARTICLE III.

DISBURSEMENTS, RETENTION, RESERVES AND INSPECTIONS

Section 3.1      The Loan Proceeds shall be disbursed by Noteholder to Maker, from time to time but not more frequently than once in any 30-day period in accordance with the Project Budget and generally in accordance with the Cash Disbursement Projection for actual cash costs to permit construction of the Improvements, plus any allocation of the applicable contingency reserve (and for no other purpose) less the retainage in accordance with Section 3.4(a) below, and only after compliance by Maker with all of the terms and conditions specified in this Agreement as conditions or requirements for Advances. Advances shall only be made for the following in accordance with the Project Budget: (a) the payment of actual costs of labor and materials, equipment and services performed or supplied for the construction of the Improvements; (b) actual costs furnishing and equipping of the Improvements for its intended use as a Resident Inn by Marriott hotel and (c) payment of soft costs set forth in the Project Budget. Maker shall submit requisitions for disbursements of the Loan Proceeds at least ten (10) days prior to the date of the anticipated disbursement, excluding the Initial Advance. All requisitions for payment shall be submitted on AIA Forms G-702 and G-703, Application and Certification for Payment, or such other form as Noteholder may hereafter reasonably require.

Provided Maker has complied with all of the applicable terms, conditions and provisions set forth in this Agreement as conditions for Advances, Noteholder shall disburse the Loan Proceeds to Maker within ten (10) days after receiving Maker’s request for Advance. Noteholder may, at its sole and absolute option, make any and all disbursements or portions thereof for construction expenses directly to Maker or directly to any contractor or subcontractor owed more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), and/or in an appropriately designated special bank account and the execution of this Agreement by Maker shall, and hereby does, constitute an irrevocable direction and authorization to so advance the funds. In the event Noteholder disburses funds to Maker, any contractor or subcontractor, Noteholder shall provide Maker with timely notice of such disbursement. No further authorization or direction from Maker shall be necessary to warrant such direct Advances to any contractor and/or subcontractor and all such Advances shall satisfy pro tanto the obligations of Noteholder hereunder and shall be secured by the Security Instrument as fully as if made to Maker, regardless of the disposition thereof by such contractor or subcontractor. Maker covenants and, agrees that it will hold all Advances of Loan Proceeds it receives from Noteholder as a trust fund to be withdrawn and used solely for the payment or reimbursement of the bills for the labor, materials, fixtures, interest, fees and services used in the development of the Project and the construction of the Improvements for which such Loan funds were requested by Maker, and for no other purpose whatsoever other than the categories shown on the Project Budget. Notwithstanding the foregoing, Maker shall not have the ability to reallocate cost line items without Noteholder’s express approval in Noteholder’s sole and absolute discretion to fund shortfalls in one category from savings in another; provided, however, that Maker may fund shortfalls in any line item from the “Contingency” line item (other than any cost savings which have been moved into the “Contingency” line as provided in the next sentence). Maker may, with Noteholder’s prior approval, not to be unreasonably withheld, delayed or conditioned, (y) move savings from line items into the Contingency line item and (z) use those cost savings to fund shortfalls in line items. Each and every request for an advance presented by Maker to Noteholder shall constitute a representation and warranty by Maker to Noteholder, with respect to the work, materials, and services for which payment is requested by Maker: that such work, materials and services have been, or will be, incorporated into the Improvements or have been or will be purchased for use in the Improvements and temporarily stored on site in a secure manner reasonably satisfactory to Noteholder, or offsite in accordance with the requirements below, and in either case, free of liens and encumbrances; that the value thereof is as estimated therein to the best of its knowledge; that to the best of its knowledge such work and materials conform in all material respects to the Franchise Agreement, the Plans and Specifications, this Agreement, and to all applicable statutes, rules, laws, ordinances and regulations; and that the sums requisitioned for such work, materials and services for which payment is requested by Maker have either (A) theretofore been in fact paid for in cash by Maker, or (B) are then due and owing by Maker and will in fact be paid in cash by Maker within ten (10) days after Maker’s receipt of the requested advance, only to unrelated third parties for work performed and materials supplied for construction of the Improvements, except for any fees with affiliates that are expressly disclosed in, and shall be disbursed to Maker in accordance with, the Project Budget, or otherwise disclosed in writing to and approved by Noteholder in Noteholder’s sole and absolute discretion. Approval by Noteholder of requests for Advances shall not constitute an acceptance by Noteholder of the work, materials or services for which payment is requested by Maker except to the extent that the facts contained in Maker’s requests for Advances are actually as so represented and warranted.

Nothing herein shall impose upon Noteholder any obligation whatsoever to see to the proper application of any such monies by Maker. Advances for material not yet physically incorporated into the Improvements which are stored off-site are not permissible unless (I) expressly approved in writing by Noteholder in its sole and absolute discretion, or (II) (1) if required by Noteholder, such materials are stored in a bonded warehouse or other manner acceptable to Noteholder in quantities and of a valuation acceptable to Noteholder in its sole and absolute discretion, (2) such unincorporated materials are covered by the builder’s risk insurance required herewith and (3) upon payment, a copy of the bill of sale for such unincorporated materials is been delivered to Noteholder in form and content and in sufficient detail to verify quantity and cost separate from installation costs for such materials.

Section 3.2      Not less than five (5) business days prior to the Initial Advance, except where a different time period is otherwise noted below, in the sole and absolute discretion of Noteholder, the following conditions shall have been satisfied by Maker, at no cost to Noteholder:

(a)       On the date of the Initial Advance, Maker, Guarantor and any other parties thereto shall have executed, acknowledged (as appropriate), delivered and caused to be recorded (as appropriate), all the Loan Documents listed in Section 1.3 above.

(b)       On the date of the Initial Advance, Maker shall have furnished to Noteholder a loan policy of title insurance, together with the endorsements required by Noteholder, insuring the priority of the Security Instrument securing the Note and Noteholder’s interest in the Project. The amount of such policy shall be equal to the maximum principal amount of the Loan, subject to a pending disbursement endorsement and shall be issued by the Title Company. Such policy shall insure that Maker has good and indefeasible title to the Land, that the liens of the Security Instrument securing Noteholder’s Loan is a valid first lien on such interest, subject only to the exceptions set forth therein as finally approved by Noteholder together with the required and approved endorsements thereto. Such policy shall contain no exception for filed mechanics’ and materialmen’s liens (which may be in the form of affirmative insurance, if Noteholder so approves in its sole and absolute discretion) and shall contain no survey exceptions other than shortages in area. Such policy shall be extended and the Title Company’s liability increased, by written endorsement, to cover the Initial Advance and each Advance subsequent to the Initial Advance, at the time of disbursement thereof pursuant to a “pending disbursements” clause in form and substance approved in advance by Noteholder.

(c)       Maker shall have furnished to Noteholder a recently dated, current survey of the Land certified to Noteholder and the Title Company by a registered surveyor in form and substance satisfactory to Noteholder, and for portions of the Land located in the State of Texas, prepared in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys and confirming the legal description of the Land, showing the location of all buildings and other improvements (then existing) and all utilities (then existing) that are above ground, roads, easements and rights of way then affecting the Land, and/or the Improvements proposed to be erected, and certifying that all existing improvements have been constructed entirely within the boundary lines of the Land and that there are no encroachments thereon.

(d)       Maker and Guarantor shall have delivered to Noteholder an opinion or opinions of Maker’s and Guarantor’s counsel, dated contemporaneously with the execution of the Loan Documents, satisfactory in form and content to Noteholder and Noteholder’s counsel.

(e)       Maker shall have submitted to Noteholder, and Noteholder shall have approved, its Company Agreement and verification of good standing with the appropriate governmental authorities. In addition, Maker shall furnish evidence of the authority of (i) Maker to enter into the Commitment and to consummate the Loan, (ii) the signatories of the Loan Documents to execute and deliver the Loan Documents on behalf of Maker and (iii) appropriate certificates of good stand, incumbency and resolutions.

(f)       Maker, if requested by Noteholder, shall have submitted to Noteholder, and Noteholder shall have reasonably approved, a report from a licensed, registered engineer reasonably acceptable to Noteholder describing the soil and subsoil conditions of the Land for the proposed Improvements which describes the foundations which must be constructed as part of the Improvements and to analyze and test data and make recommendations for engineered earthwork, fill and foundation design. Additionally, soil boring or other soil tests, if any, used in formulating the site condition report shall be submitted with such report. Furthermore, compaction of all engineered fill shall be supervised by such licensed, registered engineer or another such engineer reasonably acceptable to Noteholder.

(g)       Noteholder shall have been furnished with evidence that the Project is not located within an area that has been identified as an area having “special flood hazards”, as that term is used in the Flood Disaster Protection Act of 1973 (P.L. 93-234), or shall have been furnished with a flood insurance policy satisfactory to Noteholder, meeting the requirements of said Act, which policy shall be maintained in full force until the Loan is repaid in full.

(h)       Noteholder shall have been furnished with verification of comprehensive general liability insurance coverage other than that which is to be carried by the contractor as required in Section 3.2(o) herein.

(i)       Maker shall have submitted to Noteholder a fully executed copy of the Construction Contract. The Construction Contract may be amended from time to time pursuant to Noteholder’s prior written consent not to be unreasonably denied, delayed or conditioned (any non-material amendments to any of the contracts or agreements referred to above shall not require Noteholder’s consent or approval provided that such non-material amendments (a) are in accordance with the Project Budget, and (b) do not involve, when taken together with any other non-material amendments to the Construction Contract which have not been previously expressly consented to by Noteholder, more than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate).

(j)       Maker shall have obtained and submitted to Noteholder an agreement and consent to the assignment of the Construction Contract, defined below, executed by Contractor (or such other contractors, as applicable, engaged by Maker from time to time for construction of any the Improvements not performed by Contractor) and Maker which shall be in form and substance satisfactory to Noteholder in its sole and absolute discretion. Such agreement and consent shall include without limitation, that such assignment shall be effective at the option of Noteholder upon any Event of Default under this Agreement or any of the Loan Documents which is not cured within any applicable cure periods and shall include the Contractor’s agreement that in the event of Maker’s default at Noteholder’s request, to continue construction of the Improvements in accordance with the terms of the Construction Contract for Noteholder or Noteholder’s successors and assigns.

(k)       Maker shall have submitted to Noteholder the Owner-Architect Agreement. The Owner-Architect’s Agreement may be amended from time to time pursuant to Noteholder’s prior written consent; not to be unreasonably withheld, delayed or conditioned, provided that any nonmaterial amendments to any Owner-Architect’s Agreement shall not require Noteholder’s consent or approval provided that such non-material amendments (i) are in accordance with the Project Budget, and (ii) do not involve, when taken together with any other non-material amendments to the Owner-Architect Agreement which have not been previously expressly consented to by Noteholder, more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

(1)       Maker shall have obtained and submitted to Noteholder an agreement and consent to the assignment of the Owner-Architect Agreement executed by Architect and Maker in form and substance reasonably satisfactory to Noteholder and shall include, without limitation, (i) Architect’s consent to Noteholder’s use of the Plans and Specifications, without cost in excess of the cost contemplated by the Owner-Architect Agreement in the event of a default by Maker under any of the Loan Documents which is not cured within any applicable cure periods and (ii) the Architect shall also each agree, at the election of Noteholder, to continue performance of the terms of the Owner-Architect Agreement for Noteholder or Noteholder’s assigns in the event of any default by Maker under the Loan or Loan Documents which is not cured within any applicable cure periods.

(m)       Maker shall have submitted to Noteholder the Owner-Engineer Agreement. The Owner-Engineer’s Agreement may be amended from time to time pursuant to Noteholder’s prior written consent; not to be unreasonably withheld, delayed or conditioned, provided that any nonmaterial amendments to any Owner-Engineer’s Agreement shall not require Noteholder’s consent or approval provided that such non-material amendments (i) are in accordance with the Project Budget, and (ii) do not involve, when taken together with any other non-material amendments to the Owner-Engineer Agreement which have not been previously expressly consented to by Noteholder, more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

(n)       Maker shall have obtained and submitted to Noteholder an agreement and consent to the assignment of the Owner-Engineer Agreement executed by Engineer and Maker in form and substance reasonably satisfactory to Noteholder and shall include, without limitation, (i) Engineer’s consent to Noteholder’s use of the Plans and Specifications, without cost in excess of the cost contemplated by the Owner-Engineer Agreement in the event of a default by Maker under any of the Loan Documents which is not cured within any applicable cure periods and (ii) the Engineer shall also each agree, at the election of Noteholder, to continue performance of the terms of the Owner-Engineer Agreement for Noteholder or Noteholder’s assigns in the event of any default by Maker under the Loan or Loan Documents which is not cured within any applicable cure periods.

(o)       Maker shall have furnished to Noteholder evidence that builder’s risk, workmen’s compensation, rent loss (as of the date of Completion) for at least twelve (12) months, fire, hazard, comprehensive public liability and property damage insurance have been placed, paid for, and remain in force on the Project in a sufficient amount to protect Noteholder’s interest, as agreed between Noteholder and Maker based on such insurance coverages customarily obtained on similar projects. Maker’s policy of casualty insurance on the Project shall include comprehensive coverage and builder’s risk coverage (which may be carried by the Contractor) on a completed value, non-reporting form with permission to complete and occupy, covering the Project and all personal property of Maker therein. Coverage contained within the casualty insurance policy or policies shall be subject to Noteholder’s review and reasonable approval but shall not be less than that encompassed by “Fire, Extended Coverage and Vandalism and Malicious Mischief’ perils broadened to include the so-called “All Risk of Physical Loss Coverage” and a collapse endorsement including “XCU” coverage or coverage equivalent thereto. All policies shall be issued by a company or companies licensed in the State of Texas and maintaining an A.M. Best’s Rating of “A-” or better and an A. M. Best’s financial rating of X or better, and certificates thereof (certified as true and correct by the issuing agent) shall be deposited with Noteholder throughout the entire term of the Loan, and shall be in an amount sufficient to prevent the application of any co-insurance contribution to any loss. The casualty insurance policy or policies shall in no event be for an amount less than one hundred percent (100%) of the full replacement cost of the Improvements without application of any co-insurance provision. Noteholder shall be named as mortgagee on all casualty insurance policies by means of a “standard” mortgage clause. The casualty insurance policy will provide for thirty (30) days written notice to Noteholder prior to expiration or cancellation shall be deposited with Noteholder. Notwithstanding anything herein contained to the contrary, in the event of any conflict to the applicable insurance requirements contained herein, in any of the Security Instrument or in the Commitment, the provisions of the Security Instrument shall control.

(p)       Maker shall have submitted the Plans and Specifications to Noteholder, together with written evidence of the approval thereof, if required by the Franchisor, if required by the Franchise Agreement, and all appropriate governmental authorities.

(q)       The Plans and Specifications, Project Budget and Construction Contract shall have been delivered by Maker to the Inspecting Engineer who shall review such Plans and Specifications on behalf of Noteholder, and the Inspecting Engineer shall have approved the Plans and Specifications and provided his written certification to Noteholder that the Improvements may be constructed for construction costs set forth in the Project Budget. Maker shall contract with Inspecting Engineer to provide the services required under this Agreement by separate written contract at Maker’s cost.

(r)       On the date of the Initial Advance from proceeds of the Initial Advance, Maker shall have submitted evidence satisfactory to Noteholder that any and all fees due and owing to any broker (other than Maker or any affiliate of Maker) involved with obtaining the Loan have been paid in accordance with the Project Budget.

(s)       Maker shall have submitted evidence reasonably satisfactory to Noteholder that it has obtained site plan approval and foundation approval including, if applicable, a site development and foundation permit satisfactory to Noteholder.

(t)       Maker shall have furnished to Noteholder, and Noteholder shall have reasonably approved a complete cost breakdown for construction of the Improvements including a “construction trade breakdown,” which shall be prepared on AIA Form 0702 and G702A in such detail and broken down into such categories as Noteholder may reasonably require. The construction trade breakdown shall not exceed, in its total amount, the amount of Loan Proceeds allocated to construction costs as set forth in the Project Budget. Such breakdown shall be based on actual contracts obtained to date plus the best estimate of unsigned contracts. As soon as Maker becomes aware of any state of facts which materially changes the total of all items or any line item in the Budget, Maker shall notify Noteholder, in writing, of such facts and the actual or anticipated change and the reasons therefor which may be amended from time to time with the prior written consent of Noteholder. Noteholder’ s consent to any such allocation of contingency items shall not be unreasonably withheld, conditioned or delayed.

(u)       Maker shall have delivered to Noteholder the Cash Disbursement Projection which may be amended from time to time with notice to Noteholder,, which consent shall not be unreasonably withheld, conditioned or delayed which outlines the projected principal amount of the Loan Proceeds outstanding under the Loan on the first day of each calendar month.

(v)       Maker shall have furnished to Noteholder reasonable written evidence of: (i) satisfactory governmental approvals of the Land for construction of the Improvements in accordance with the Plans and Specifications without the need for any special exceptions or approvals by any zoning board or body and that there are no pending proceedings, either administrative, legislative or judicial, which would in any manner adversely affect the status of any then current zoning of the Land; (ii) the future availability of all utilities including potable water, sanitary and storm sewer, electricity and telephone, in quantities sufficient for the successful construction, occupancy, and operation of the Improvements, including if applicable easements and service agreements therefor; (iii) the future availability of parking spaces in no event less than the number required by applicable law; and (iv) the availability of all permits, licenses or approvals necessary in connection with commencement and completion of construction of the Improvements (or, if not yet issued, the same shall be furnished prior to commencement of construction of the Improvements).

(w)       Maker shall have funded Maker’s Equity.

(x)       Borrower shall have submitted to Lender an acceptable performance bond bonding the construction of the Improvements in accordance with the Plans and Specifications and an acceptable payment bond guaranteeing payment to the Contractor and subcontractor pursuant to the Construction Contract.

Section 3.3    Not less than ten (10) days prior to each advance subsequent to the Initial Advance of Loan Proceeds hereunder, in the reasonable discretion of Noteholder, and in addition to the conditions of Section 3.2 above, all of which shall then have been finally satisfied, the following conditions shall have been satisfied, at no cost to Noteholder:

(a)       No Event of Default shall exist hereunder.

(b)       Construction of the Improvements to such date shall have been in accordance with the provisions of Article II hereof, as certified in writing by the Inspecting Engineer, but subject at Noteholder’s option, with respect to each Advance, to verification by the Inspecting Engineer confirming that: (i) the status of construction is progressing satisfactorily and in accordance with the Franchise Agreement’s requirements, (ii) the amount requested, plus amounts previously disbursed and not yet repaid, do not exceed the percentage of the Project completed as of the requisition date, and (iii) the undisbursed portion of the Loan together with any other amounts previously deposited with Noteholder and Maker’s Equity is sufficient to complete the Improvements in accordance with the Plans and Specifications except as otherwise provided in Section 3.7(a).

(c)       Maker shall have furnished to Noteholder and to the Title Company from the Contractor and all subcontractors under contracts for Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or more dealing directly with Contractor or Maker, copies of all invoices and change orders, sworn statements of payment to date and waivers or release of mechanics’ liens, in form satisfactory to Noteholder and the Title Company, covering all work done and materials furnished to the previous application for payment in connection with the construction of the Improvements.

(d)       Noteholder shall have received written notice, in the form of an endorsement to Noteholder’s title insurance policy, of title continuation from the Title Company indicating that since the preceding advance there has been no change, except as herein or otherwise permitted by Noteholder, in the state of title to the Project (including, without limitation, a change in the ownership of legal or equitable title or the filing of any mechanics’ or materialmen’s or other liens) other than as herein required (or as is hereinafter required by Noteholder in its reasonable determination as reasonably necessary for the construction of the Improvements) and that there are no survey exceptions or other exceptions to title not theretofore expressly approved by Noteholder in writing. Preliminary verbal notice to Noteholder from the Title Company, to expedite disbursements, may be affected by telephone call, at Noteholder’s option.

(e)       All inspections of the Improvements then required to be made by or on behalf of any public authorities shall have been made, the work shall have been approved (or will be approved based upon minor corrective work, and Maker provides Noteholder with reasonably satisfactory evidence that such corrective work will be completed in a timely manner) and satisfactory evidence thereof submitted to Noteholder.

(f)       All permits, licenses, clearances, consents, bonds (if any) and approvals, and any waivers, terminations or modifications to recorded documents, as are necessary to commence and continue construction of the Improvements as of the time in question shall have been or continue to be duly issued and outstanding and no notice of violation or stop work order shall have been issued against the construction of the Improvements or any portion thereof.

(g)       Maker determines, in its reasonable judgment that all material portions of the work completed at the time of the application for an Advance shall have been performed in accordance with the Plans and Specifications and the Franchise Agreement and no uncured default by Maker exists under the Franchise Agreement.

(h)       Any outstanding, due, unpaid taxes, assessments or other governmental or municipal charges, assessments or impositions shall have been paid by Maker prior to delinquency (unless being contested in accordance with Section 11.8 below).

(i)       No proceeding shall have been commenced by an authority having the power of eminent domain to condemn any part of the Land which Noteholder, in its reasonable discretion, deems substantial and would have a material adverse effect on Maker’s ability to construct the Improvements or comply with the Franchise Agreement.

(j)       If, at the time of such request for an Advance, the foundations of the Improvements have been completed and Maker has not already delivered to Noteholder a survey showing the location of the foundation(s), Maker shall deliver to Noteholder a foundation survey of the location of the Improvements upon the Land showing no state of facts reasonably objectionable to Noteholder. Maker shall have submitted to Noteholder upon completion, a report from the applicable engineer that the earthwork, engineered fill and foundation substantially are in accordance with the Plans and Specifications approved by Noteholder.

(k)       Intentionally Deleted.

(1)       Noteholder may, in its sole and absolute discretion, require that it be provided with an updated Closing Certification by Maker and/or a Closing Certification by Guarantor and such additional evidence as Noteholder may reasonably require that: (i) the matters set forth in the original Maker’s Closing Certificate and/or Guarantor’s Closing Certificate, as applicable are true and accurate in all material respects or if not, the reasons why; and (ii) there has been no change that has not been previously approved, if required, by Noteholder in any line item of the Project Budget.

(m)       Maker shall have submitted evidence satisfactory to Noteholder that all necessary approvals have been obtained with respect to the design and use of the Project from all parties required to provide such consents as may be required for the then current state of construction as may be reflected in any restrictions or encumbrances recorded in the office of the governing entity in which the Land is located.

(n)       Maker shall have submitted to Noteholder a complete listing, on AIA Document G805, of all contracts then in effect relating to the construction of the Project. Such listing of contractors shall be updated by Maker and promptly delivered to Noteholder as additional contracts are let.

(o)       During, construction of all earthwork, engineered fill and foundation work and until all such work is complete as verified by a compliance report as required in this subsection, Maker shall have furnished to Noteholder with periodic compliance reports not less than monthly in a form and substance reasonably satisfactory to Noteholder from a qualified architect or engineer reasonably satisfactory to Noteholder verifying that such earthwork, engineered fill and foundation work constructed through the date of such report has been constructed in accordance with Plans and Specifications.

(p)       Maker otherwise shall have complied with all other terms and conditions of this Agreement applicable to the Initial Advance.

Section 3.4       Notwithstanding anything to the contrary contained herein, the disbursements of Loan Proceeds, including the Initial Advance to the extent applicable, shall be subject to the following:

(a)       All disbursements of Loan Proceeds for labor, materials and other so called hard construction costs in the Project Budget and all other disbursements are subject to a holdback of Retainage of ten percent (10%) of the amount of each requested disbursement of Loan Proceeds. The Retainage shall be disbursed by Noteholder to Maker, for payment to the Contractor, upon satisfaction of the conditions contained in Section 3.4(b) below.

(b)       The final advance of all remaining Retainage which has not theretofore been disbursed by Noteholder shall be disbursed by Noteholder to Maker thirty-five (35) days after all of the following conditions, in addition to the conditions of Section 3.3, have been satisfied, at no cost to Noteholder;

(i)       at least fifteen (15) days prior to the date for which such final disbursement is requested, the Inspecting Engineer, or such other person as Noteholder may approve, has certified to Noteholder on standard AIA forms that the Improvements have been substantially completed, subject to minor punch list items reasonably acceptable to Noteholder, in accordance with the Plans and Specifications and a set of As-Built Plans and Specifications has been submitted to Noteholder certified as such by the Architect or Inspecting Engineer;

(ii)      at least fifteen (15) days prior to the date for which such final disbursement is requested, all material conditions of the Construction Contract and Architectural Contract have been fully satisfied other than final payment;

(iii)     at least fifteen (15) days prior to the date for which such final disbursement is requested, the Architect has certified to Noteholder on standard AIA forms that the Improvements have been substantially completed;

(iv)    at least fifteen (15) days prior to the date for which such final disbursement is requested, Noteholder has received evidence reasonably satisfactory to it that all work requiring inspection by governmental or regulatory authorities having or claiming jurisdiction has been duly inspected and approved by such authorities as applicable, including, but not limited to, if required, the approval of an As-Built Site Plan from the appropriate public authority;

(v)     at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt and approval by Noteholder of final certificates of occupancy, if applicable, and, if applicable, other certificates from appropriate governmental authorities evidencing compliance with all zoning, building, or other government codes and regulations and all other operating, use and occupancy permits, licenses or certificates, have been obtained to permit the full and complete utilization of the Project;

(vi)    at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt and approval of Completion Reports and Certifications executed by Architect and Contractor in a form and substance reasonably acceptable to Noteholder certifying that all Improvements have been substantially completed, subject to minor punch list items reasonably acceptable to Noteholder, in accordance with Plans and Specifications, the requirements of all applicable zoning, building, and other governmental codes and regulations and The Americans With Disabilities Act;

(vii)   at least thirty (30) days prior to the date for which such final disbursement is requested, receipt and approval of a satisfactory updated as-built survey of current date for the Project prepared by a licensed surveyor containing a full legal metes and bounds description showing lot, lot lines, building, street lines, driveways, flood plain information, locations of all plottable easements and other matters of record and the location of all Improvements in place and the total square footage of both the Land and the Improvements thereon, all access thereto from public roads, with the dimensions thereof, all of which must be identified by indicating thereon book and page number of the recording thereof and certified as true and correct by the surveyor (having affixed thereto his seal and registered number) to Noteholder and the Title Company, including, without limitation, certification of the land area, the non-existence of any encroachments, the date of the survey and identification of adjacent and contiguous streets in form and substance reasonably satisfactory to Noteholder;

(viii)  no Event of Default exists under any of the Loan Documents;

(ix)     any and all other requirements and conditions required to be met as of the date of the final Advances of the Loan Proceeds, as set forth herein and in the other Loan Documents, have been satisfied;

(x)      at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt and approval of an endorsement to Noteholder’ s loan title insurance policy from the Title Company increasing the coverage thereof to the disbursed amount of Note insuring the first lien priority of the lien of the Security Instrument securing such amount without exception for payments of mechanic’s and materialmen’s liens or pending disbursements or completion of the Improvements, and otherwise in a form and substance reasonably satisfactory to Noteholder;

(xi)     at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt of photographs of the completed Improvements by Noteholder;

(xii)   at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt of policies of fire, extended coverage, liability, vandalism, malicious mischief, rental and rental value insurance and such other insurance as required under the Security Instrument to insure the completed Improvements;

(xiii)  at least fifteen (15) days prior to the date for which such final disbursement is requested, Noteholder or Noteholder’ s representative shall have inspected the Improvements and determined that the Improvements have been properly completed in accordance with this Agreement;

(xiv)  at least fifteen (15) days prior to the date for which such final disbursement is requested, Maker shall deliver an updated appraisal or letter update from the initial appraiser. In the event an escrow is established pending completion of any part of the improvements, the appraiser shall, upon full completion of the Improvements, submit a report addressed to Noteholder indicating his current opinion of the subject property value. The form of such updated appraisal letter or report, apart from the amount of the appraised value therein, must be reasonably satisfactory to Noteholder;

(xv)   at least fifteen (15) days prior to the date for which such final disbursement is requested, receipt and approval of an updated environmental report updating the Environmental Reports (as defined in the Environmental Indemnity) and certifying no new additional environmental matters and otherwise in a form and substance satisfactory to Noteholder;

(xvi)  at least thirty (30) days prior to the date for which such final disbursement is requested, copies of all warranties and maintenance agreements with respect to the completed Improvements; and

(xvii) a report, conducted in accordance with ASTM E 2018-08, Standard Guide for Property Condition Assessment, from a professional engineer reasonably approved by Lender, stating that in all material respects the property and improvements continue unimpaired, not reduced, undamaged, and free from all settling or other structural defects and that the property is in compliance with the Americans with Disabilities Act in all material respects; and

(xviii) Maker shall have submitted a statements from the Architect and Contractor in form and substance reasonably satisfactory to Noteholder acknowledging the portion of his or her fees that have accrued as of the date thereof which are then due and payable. The Architect’s statement shall include, without limitation, a certification: (i) that construction of the Improvements is in accordance with the Plans and Specifications, complies in all material respects with applicable building, zoning, subdivision, ecological and environmental laws, ordinances, regulations and other applicable requirements imposed by all governmental authorities having jurisdiction over the Project; (ii) upon completion of the Improvements, the gross square footage and leasable square footage of the Improvements; and (iii) that construction of the Improvements in accordance with the Plans and Specifications shall comply in all material respects with all applicable federal, state and local laws affecting (A) the discharge of chemical wastes into sewage systems, (B) discharge of air pollutants, (C) solid waste disposal and (D) underground storage tanks, and any other codes or regulations affecting the construction and/or proposed use of the Improvements.

Upon Maker’s request, Noteholder shall give written confirmation to Maker when Completion has occurred.

Section 3.5      Noteholder shall be entitled to advance or to deduct from any advance requested by Maker, if not previously paid when due and, with respect to all of the following, after any applicable notice and cure periods,: interest due on the Note, such amounts as may be necessary to pay any encumbrances, taxes, easements, or any other charges or liens upon the Land and/or Improvements, (subject to the right to insure or bond over any of the preceding and to contest any of the preceding in accordance with Section 11.8 herein) whether existing before or accruing after the date of this Agreement; any premium on any insurance policy affecting the Land or the Improvements; any fees, costs and/or expenses due to Noteholder or Noteholder’s counsel from Maker provided in connection with the Loan Maker has been provided with a description of such costs in reasonable detail and fails to pay same within twenty (20) days thereof; and all due and overdue interest on the Loan. Such Advances and/or deductions shall be for the account of Maker as if said Advances and/or deductions were made upon the requisition of Maker.

Section 3.6      Any and all inspections, reviews and approvals of the work made by Noteholder or its agents, employees and/or representatives or the Inspecting Engineer shall be solely for Noteholder’ s own information and shall not be deemed to have been made for or on account of Maker or any other party; and Maker hereby specifically relieves Noteholder, its agents, employees and representatives and the Inspecting Engineer of any and all liability or responsibility relating in any way whatsoever to (a) the construction of the Improvements, including, but not limited to, the work thereon, the material or labor supplied in connection therewith, and (b) any errors, inconsistencies or other defects in the approved Plans and Specifications or the Franchise Agreement. Noteholder shall have the right to withhold Advances on the basis of unsatisfactory inspection results as determined by Noteholder in its reasonable discretion, but such withholding shall only be in an amount of the portion of the advance for which there is a claim of unsatisfactory inspection results.

Section 3.7      Notwithstanding anything to the contrary contained herein, Noteholder shall not make any disbursement if, in Noteholder’ s opinion, or in the opinion of the Inspecting Engineer:

(a)       the undisbursed portion of the Loan Proceeds remaining after such disbursements together with any other amount previously deposited with Noteholder would be insufficient to complete construction of the Improvements and any other related construction and development described or referred to on the Project Budget. In such event, Noteholder shall not make any further Advances until Maker has provided funds or evidence of the availability of funds sufficient to complete the construction of the Improvements; and

(b)       any portion of the work that is the subject of the advance at the time of the application for an advance has not been performed in a good and workmanlike manner, but such withholding shall only be in an amount of the portion of the advance for which there is a claim of unsatisfactory inspection results and all materials and fixtures usually furnished and installed at that stage of construction have not been furnished and installed, or any uncured monetary or non-monetary default remains under any of the Loan Documents.

Section 3.8      If, during the progress of the work, Maker neglects or refuses to employ adequate watchman service for the protection of the Project, and such service is necessary, in Noteholder’s reasonable judgment, Noteholder may, after any notice and opportunity to cure to Maker as Noteholder determines as reasonable under the circumstances, employ or engage such service. Any amounts thus expended shall be deemed to be Advances to Maker.

Section 3.9      Whenever so requested by Noteholder, Maker will promptly furnish Noteholder written evidence satisfactory to Noteholder that all monies theretofore advanced by Noteholder under the Loan have actually been applied in payment of the cost of construction of the Improvements and in payment of the other items of costs for which such funds were advanced by Noteholder, and until such evidence is produced, at the option of Noteholder, no future or additional payments or Advances of Loan Proceeds need be made hereunder. Maker shall segregate all of its records relating to the Loan and construction of the Improvements and shall make those records available to Noteholder for inspection upon Noteholder’s request during usual business hours.

Section 3.10      Noteholder shall not be responsible, liable or obligated to any contractors, subcontractors, suppliers, materialmen, laborers, architects, engineers, or to any other parties, for services or work performed, or for goods delivered by them or any of them, for the Project or employed directly or indirectly in the construction of the Improvements, or for any debts or claims whatsoever accruing in favor of any such parties and against Maker or others. It is distinctly understood and expressly agreed that Maker is not and shall not be an agent of Noteholder for any purpose whatsoever. Without limiting the generality of the foregoing, advances made, at Noteholder’s option, directly to the Contractor or to any other contractor, subcontractor or supplier of labor and/or materials, or to any other party, shall not be deemed a recognition by Noteholder of any third party beneficiary status of any such person or entity.

ARTICLE IV.

DEFAULT BY MAKER

Section 4.1      The occurrence of any of the following events shall, at Noteholder’s option, after the expiration of any applicable notice, cure and/or grace period, constitute an Event of Default hereunder: (a) if Maker shall be in default (i) in payment of any amounts due to Noteholder beyond any applicable notice and cure periods provided in the Security Instrument (respectively), or (ii) in the performance of any of its undertakings hereunder, or the breach of any representation, that continues for thirty (30) days (or such longer number of days, up to a maximum of ninety (90) days in the aggregate, as are reasonably necessary to cure such default, provided that Maker promptly commences and continuously and diligently pursues such cure) after written notice of such default to Maker, or under the Security Instrument or any of the other Loan Documents beyond the applicable notice and cure periods provided in the Security Instrument or applicable Loan Document; (b) if Maker or any Guarantor shall become insolvent or be adjudicated bankrupt or shall make an assignment for the benefit of creditors or file or have filed against it a petition for bankruptcy or reorganization or arrangement (provided, however, that in the case of any such involuntary petition, such petition is not discharged or dismissed, vacated, set aside or stayed within ninety (90) days of its filing); (c) if a receiver, conservator, or trustee shall be appointed for Maker or Guarantor, or any substantial portion of their property; (d) if there shall occur a termination of existence or dissolution of Maker or sale out of the ordinary course of business by Maker of all or a substantial part of its assets other than permitted in the Security Instrument; (e) if any representation, warranty or statement heretofore or hereafter made by or on behalf of Maker and contained in any Loan Document is false or misleading in any material respect; (f) if construction of the Improvements shall be abandoned as determined by Noteholder in its reasonable judgment, or at any time construction of the Improvements shall cease or be suspended for more than thirty (30) consecutive business days, except for Force Majeure; (g) if Completion of the Project has not occurred on or before the Completion Deadline, plus any additional time due to Force Majeure or to satisfy the requirements of Section 3.4(b), but not later than twenty-four (24) months after the date hereof, or any earlier applicable Franchise Construction and Delivery Deadlines, as the same may be extended; (h) if Maker neglects, fails or refuses to keep in full force and effect any material permit, approval or license issued with respect to the construction of the Improvements, unless such permit approval or license is not necessary for the construction of the Improvements, or if any such permit, approval or license shall be revoked or suspended, or if any stop work order is issued against construction of the Improvements or any material aspect thereof, and such suspension, revocation or order is not rescinded by the governmental agency having authority within ninety (90) days of the date issued; (i) if there should occur an event of default which continues beyond any applicable notice and cure period by Maker under the Owner-Architect Agreement or the Construction Contract and Maker is not diligently contesting same; (j) Maker shall have failed to have satisfied all of the conditions precedent for the next advance of Loan Proceeds within ninety (90) days after the date of the last advance of Loan Proceeds except to the extent due to Force Majeure; or (k) if the Franchise Agreement is terminated for any reason. The occurrence of an Event of Default hereunder shall automatically be deemed to be a default under the Note, Security Instrument, and each and every one of the other Loan Documents, without any additional notice or grace period being given to Maker.

Section 4.2      If any such default is not completely cured within the applicable grace period, if any, set forth in this Article IV, time being of the essence in this Agreement, and is continuing the Noteholder, at its option, may exercise any or all of the following remedies:

(a)       withhold disbursement of all or any part of the Loan Proceeds;

(b)       terminate its obligation to make any further disbursements of the Loan Proceeds, except such as it may elect to make under Article V below;

(c)       declare the entire indebtedness of Maker to Noteholder hereunder and under the other Loan Documents, together with interest thereon at the then applicable rate and all other fees and charges due thereunder, to be immediately due and payable, without further notice;

(d)       exercise any and all rights and remedies in respect of a default by Maker that are provided for herein or in the Note, or in the Security Instrument, or in the Guaranty or in any of the other Loan Documents, or as provided by law or at equity, including appointment of a receiver. It is expressly understood and agreed that Noteholder may exercise its rights under the Security Instrument, or under any other security document providing security for the Loan without exercising its rights or affecting the security afforded by any other security document, and it is further understood and agreed that Noteholder may proceed against all or any portion or portions of the collateral security for the Loan in such order, and at such time, as Noteholder, in its sole and absolute discretion, sees fit; and Maker hereby expressly waives any rights under the doctrine of marshaling of assets; and/or

(e)       with or without entry upon the Project, in the name and on behalf of Maker, as Maker’s agent, cause construction of the Improvements to be completed, and Noteholder for such purposes may use all available materials and equipment on the Land, all contracts, licenses, arrangements and agreements assigned to it, and may purchase all other necessary materials and employ contractors and other employees. All sums expended by Noteholder for such purpose shall constitute disbursements pursuant hereto for Maker’s account and shall be secured by the Security Instrument and other Loan Documents and shall forthwith be due and payable by Maker to Noteholder with interest thereon at seventeen percent (17%) per annum not to exceed the Maximum Nonusurious Rate (as defined below). The authority conferred hereby upon Noteholder shall be deemed to create a power coupled with an interest and shall be irrevocable.

ARTICLE V.

MECHANIC’S LIENS

Section 5.1      Maker shall keep title to the Project free and clear of any encumbrance not set forth on the attached Exhibit F or specifically approved in writing by Noteholder, which approval shall not be unreasonably, withheld, conditioned or delayed.

Section 5.2      In the event any mechanic’s lien or other lien encumbrance shall be filed or attach against the Land or the Improvements thereon without the prior written consent of Noteholder in each instance, Maker covenants and agrees that, within thirty (30) days after Maker receives notice of the filing of such lien, Maker will discharge the same by payment or filing bond or otherwise as permitted by law; and if Maker fails to do so, Noteholder may, at its option, subject to Maker’s right to contest as provided in Section 11.8 below, in addition to, and not in limitation of, all other rights and remedies of Noteholder in an Event of Default by Maker, and without regard to the priority of said mechanic’s lien or other lien or encumbrance, pay the same, and all amounts expended by Noteholder for such purpose shall constitute Advances to Maker and shall be secured by the Security Instrument and the other Loan Documents, and be due and payable forthwith by Maker to Noteholder with interest thereon at a rate per annum thereon at seventeen percent (17%), but not to exceed the Maximum Nonusurious Rate, if applicable.

ARTICLE VI.

RIGHT OF ENTRY AND ACCESS TO BOOKS, RECORDS AND PLANS

Section 6.1      Noteholder shall at all reasonable times during normal business hours and upon at least one (1) business day’s prior notice have the right of entry and free access to the Project subject to the rights of tenants for the purpose of inspecting the same, and also to inspect all drawings, plans, books, records and contracts maintained or otherwise available to Maker relating to the Project.

Section 6.2      Maker shall maintain at the Project a copy of all sealed drawings, specifications, approved shop drawings, change orders and other modifications, together with all written or graphic interpretations and clarifications thereto in good order and marked to include all changes made during construction of the Improvements. These documents shall be available to the Noteholder at all reasonable times.

ARTICLE VII.

PAYMENT OF LOAN COSTS

Section 7.1      Maker shall pay all fees and charges reasonably incurred by Noteholder in connection with the closing of the Loan and the making of all Advances hereunder, and in connection with any enforcement by Noteholder of this Agreement and all of the other Loan Documents, including, without limitation, the following:

(a)       All recording fees, title insurance premiums, title company charges, title examination charges, escrow charges, surveyor’s charges, appraisal fees, credit report fees; and

(b)       All reasonable costs of the Loan closing and all other costs in connection with this Agreement including, without limitation, Maker’s and Noteholder’s reasonable attorneys’ fees and expenses, Inspecting Engineer’s fees and expenses and all other charges and costs.

ARTICLE VIII.
ASSIGNMENT

Section 8.1      Maker may not, without the prior written consent of Noteholder, assign or otherwise transfer this Agreement, the Loan or any of Maker’s rights in and to the Loan Commitment or the Loan, except that Maker may pay or otherwise transfer any Loan Proceeds to Contractor or any other third party in connection with the construction of the Improvements.

Section 8.2      Noteholder, without any notices whatsoever to anyone, may sell, assign or otherwise transfer all or any part of the Loan, but Noteholder may elect to remain the servicing agent for the Loan. If Noteholder is no longer the servicing agent for the Loan, Noteholder shall promptly notify Maker of the identity and address of its successor. In addition to its rights to sell, assign or otherwise transfer Noteholder shall have the right to enter into a participation agreement with any lending institution with respect to the Note.

Section 8.3      All covenants and undertakings herein of Maker and Noteholder shall be binding upon Maker and Noteholder and their successors and assigns, and shall inure to the benefit of the successors and assigns of Maker and Noteholder, and any and all participants in the Loan.

ARTICLE IX.
NOTICES

All notices and communications which are required or are permitted hereunder shall be in writing and shall be either hand delivered, or by national, overnight receipted courier service (such as Federal Express or UPS) with delivery charges prepaid by sender, or mailed by certified U.S. mail, return receipt requested, postage prepaid, or in any other manner as herein provided, and addressed to the parties as follows:

Noteholder: Maker:

American National Insurance Company

Attn: Mortgage and Real Estate Investment Department

2525 South Shore Blvd., Suite 207

League City, Texas, 77573

RI II MC-HOU, LLC

6363 Woodway, Suite 110

Houston, Texas 77057

Attn: Brett C. Moody

or to such other address as either party shall designate by written notice to the other in the manner provided herein. All such notices shall be effective and be deemed given and received on the earlier of actual receipt, the third business day after being deposited in the U.S. Mail as aforesaid or the next business day after deposit in such overnight receipted courier service as aforesaid or via facsimile transmission as described above.

ARTICLE X.

COMMITMENT SUPERSEDED

All of the terms, conditions, and provisions of the Commitment are hereby superseded and all terms, conditions and provisions of this Agreement and all of the other Loan Documents, shall control.

ARTICLE XI.

MISCELLANEOUS

Section 11.1      Noteholder has not engaged any broker in connection with the Loan. Noteholder shall not be required to pay any brokerage fee or Commission arising out of the issuance of the Commitment, the making of the Loan or the Franchise Agreement and MAKER HEREBY INDEMNIFIES AND AGREES TO HOLD NOTEHOLDER HARMLESS against any and all expenses (including reasonable attorney’s fees), liabilities and losses arising from any such claims.

Section 11.2      Noteholder shall not be responsible, liable or obligated to any contractors, subcontractors, suppliers, materialmen, laborers, architects, engineers, or to any other parties, for services or work performed, or for goods delivered by them or any of them, for the Project or employed directly or indirectly in the construction of the Improvements, or for any debts or claims whatsoever accruing in favor of any such parties and against Maker or others. It is distinctly understood and expressly agreed that Maker is not and shall not be an agent of Noteholder for any purpose whatsoever. Without limiting the generality of the foregoing, Advances made, at Noteholder’ s option, directly to the Contractor or to any other contractor, subcontractor or supplier of labor and/or materials, or to any other party, shall not be deemed a recognition by Noteholder of any third party beneficiary status of any such person or entity.

Section 11.3      Neither the failure nor the delay of either party to exercise any right, option, power or privilege under this Agreement nor any advance hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, option, power or privilege by either party operate as a waiver of any such right, option, power or privilege.

Section 11.4      All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders. The singular shall include the plural unless the context of the Loan Agreement shall specifically provide to the contrary.

Section 11.5      Time shall be of the essence of this Agreement.

Section 11.6      The provisions of this Agreement cannot be waived or modified or amended unless such waiver or modification or amendment is in writing and signed by Noteholder and Maker. Once an agreement, contract, appraisal, budget, plat, plan, specification, survey, document or other matter has been approved or accepted by Noteholder unless otherwise provided herein to the contrary, there shall be no subsequent change, amendment or modification (other than merely ministerial changes) thereto without the prior written approval of Noteholder not to be unreasonably delayed, conditioned or denied. Maker and Noteholder agree that any non-material amendments to any of the contracts or agreements referred to above shall not require Noteholder’s consent or approval provided that such non-material amendments (a) are in accordance with the Project Budget, and (b) do not involve, when taken together with any other non-material amendments to the contract in question which have not been previously expressly consented to by Noteholder, more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

Section 11.7 After the execution of this Agreement, any and all publicity releases to newspapers of general or limited circulation or trade publications announcing any of the financing by Noteholder described herein shall be issued by, or subject to the prior approval of, Noteholder. Maker agrees to erect, within 60 days after the date of this Agreement, at Maker’s expense, a sign on the Land to advertise the fact that Noteholder is providing the financing for the project and to maintain such sign until the construction of the Improvements described in the Plans and Specifications and the Construction Contract has been substantially completed. The sign may also include the names of other parties involved in the project, such as Maker, Architect, Contractor, project engineers and subcontractors. Any such sign shall comply with any applicable sign ordinance.

Section 11.8   Maker may in good faith contest, by proper legal proceedings, the validity or amount of any tax, assessment, charge or levy which Maker has agreed to pay pursuant to the provisions of this Agreement, or any third party liens or claims upon the Mortgaged Property or compliance with any laws, orders, rules or regulations and may delay payment, performance or discharge thereof during the period in which the same is being contested; provided, however, that if payment, performance or discharge is delayed: (a) such proceedings must suspend the collection thereof from Maker, the Noteholder, or either of them, and the Mortgaged Property; (b) in any such event Maker shall deposit with the Noteholder, or court, as applicable, as secbrity for the payment or discharge of such contested item, an amount equal thereto plus interest, penalties, and costs reasonably estimated in connection therewith or provide a bond reasonably satisfactory to Noteholder in said amount; (c) such contested item and all costs and penalties, if any, shall have been paid at least thirty (30) days before the date on which the Mortgaged Property, or any portion thereof, may be sold in order to satisfy any such contested items; and (d) in the case of any matter described above for which criminal or civil liability might accrue to Maker or the Noteholder, neither Maker nor Noteholder, nor any of them, would be in any danger of any criminal or civil liability for failure to comply therewith.

Section 11.9   The headings used herein are inserted only for convenience of reference and in no way define, limit or describe the scope or intent of this Agreement or of any particular paragraph or section hereto.

Section 11.10   This Agreement and the rights and indebtedness hereby secured shall be construed and enforced according to, and governed by, the laws of the State of Texas except to the extent preempted by Federal law, without regard to any conflicts of law provisions.

Section 11.11   If any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 11.12   This Agreement and all of the other Loan Documents were created by the joint efforts of Maker and Noteholder and their respective legal counsel. As both Noteholder and Maker and their respective counsel have participated in the creation of this Agreement and the other Loan Documents, it is represented and agreed by both Noteholder and Maker that any rule of law requiring the interpretation of a contract against the party who drafted it is not to be, and cannot be, applied to this Agreement or to any of the other Loan Documents.

Section 11.13  Except as otherwise expressly provided in any of the Loan Documents, Noteholder shall not be liable to (a) Maker except as a result of breach of contract, fraud, gross negligence or willful misconduct or bad faith, or (b) any other party, in any event, for any act or omission by Noteholder pursuant to the provisions of this Agreement, the Commitment, the Franchise Agreement or any Loan Document (except as a result of fraud, gross negligence or willful misconduct) or as a result of its actions or inactions, or in reliance on any certificate or document, or in reliance on any certificate or other paper believed by the Noteholder to be genuine, or in reliance on an opinion of counsel of Noteholder’ s selection. By accepting or approving anything required to be observed, performed or fulfilled by Maker or to be given to Noteholder pursuant to the terms of the Commitment, including without limitation, any certificate, balance sheet, statement of profit and loss or other financial statement, survey, receipt, appraisal, insurance policy or plans or specifications, the Noteholder shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to any party with respect thereto by Noteholder. Nothing contained in the Commitment, this Agreement or the Loan Documents shall be construed in a manner to create any relationship of Maker and Noteholder except for that of lender and borrower, and Maker and the Noteholder shall not be considered partners or co-venturers for any purpose.

Section 11.14   Noteholder shall have the rights and remedies granted in the Loan Documents available at law or in equity. These rights or remedies shall be cumulative and not exclusive and may be pursued separately, successively, concurrently against Maker, any guarantor and any Mortgaged Property covered thereby, at the sole discretion of Noteholder. Any exercise or failure to exercise any right or remedy shall not constitute a waiver, release thereof or of any right or remedy and the same shall be non-exclusive.

Section 11.15   In no event shall Noteholder’s rights and interests under the Loan Documents be construed to give Noteholder the right to control, or be deemed to indicate that Noteholder is in control of, the business, management or properties of Maker or has power over the daily management functions and operating decisions made by Maker.

Section 11.16   Notwithstanding any provision in this Agreement to the contrary, it is expressly provided that in no case or event should the aggregate amounts, which by applicable law are deemed to be interest with respect to this Agreement, the Note or any document securing, evidencing or relating to the Note ever exceed the “Maximum Nonusurious Rate” (as defined in the Note). In this connection, it is expressly stipulated and agreed that it is the intention of Noteholder and Maker to contract in strict compliance with applicable usury laws of the State of Texas and/or of the United States (whichever permits the higher rate of interest) from time to time in effect. Nothing in this Agreement, the Note or any document securing, evidencing or relating to the Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Nonusurious Rate. If under any circumstances the aggregate amounts contracted for, charged or paid with respect to the Note which by applicable law are deemed to be interest, would produce an interest rate greater than the Maximum Nonusurious Rate, Maker and any other person obligated to pay the Note, stipulates that the amounts will be deemed to have been paid, charged or contracted for as a result of an error on the part of Maker, any other person obligated for the payment of the Note and the Noteholder and upon discovery of the error or upon notice thereof from Maker or the party making such payment, the Noteholder or the party receiving such excess payment shall, at its option, refund the amount of such excess payment or credit the excess payment against any other amount due under the Note. In addition, all sums paid or agreed to be paid to the holder of the Note for the use, forbearance or detention of monies shall be, to the extent permitted by applicable law, amortized, prorated, allocated and spread through the term of the Note. At all times, if any, as Title Four of the Texas Finance Code or other applicable law shall establish the Maximum Nonusurious Rate, the Maximum Nonusurious Rate shall be the “weekly ceiling” (as defined in Title Four of the Texas Finance Code or such other applicable law) from time to time in effect; but the Noteholder may from time to time, as to current or future balances, implement any other ceiling under such Title or revise the index, formula or the provisions of law used to compute the Maximum Nonusurious Rate by notice to Maker, if and to the extent permitted by, in the manner in, such Title or other applicable law.

Section 11.17    PURSUANT TO THE COLLATERAL PROTECTION INSURANCE NOTICE PROVISIONS OF TEXAS FINANCE CODE, SECTION 307.052, and without limiting any of Maker’s obligations in Section 3.2, or elsewhere in this Agreement:

(a)       MAKER IS REQUIRED UNDER THIS AGREEMENT:

(i)       TO KEEP THE MORTGAGED PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNTS SPECIFIED BY NOTEHOLDER IN SECTION 3.2 HEREOF;

(ii)       TO PURCHASE THE INSURANCE FROM AN INSURER THAT IS FULLY LICENSED AND AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS; AND

(iii)       TO NAME NOTEHOLDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS;

(b)    MAKER SHALL, IF REQUESTED BY NOTEHOLDER, DELIVER TO NOTEHOLDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND

(c) IF MAKER FAILS TO MEET ANY REQUIREMENT LISTED IN PARAGRAPHS (a) OR (b) OF THIS SECTION 11.17, NOTEHOLDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF MAKER AT MAKER’S EXPENSE.

Section 11.18 Reference is made to the Note for the provisions regarding any limitation of Maker’s recourse hereunder but nothing in this Agreement or the Note or any other Loan Document shall limit or affect any recourse of Maker against Guarantor under the Guaranty.

Section 11.19 This Agreement may be executed in multiple counterparts, each of which shall be an original instrument and which, taken together, constitutes one and the same agreement.

It is understood and agreed that this Agreement shall become effective concurrently with the Note and the Security Instrument.

[THE REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Maker and Noteholder, intending to be legally bound, have executed and delivered this Agreement under seal as of the day and year first above written.

MAKER:

RI II MC-HOU, LLC,
a Delaware limited liability company

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: CEO

NOTEHOLDER:

AMERICAN NATIONAL INSURANCE COMPANY,
a Texas insurance company

By:	/s/ Robert J. Kirchner
Name: Robert J. Kirchner
Title: Vice President

Exhibits attached hereto and made a part hereof:

Exhibit A — Legal Description

Exhibit B — Project Budget

Exhibit C — List of Plans and Specifications

Exhibit D — Additional Professional

Agreements Exhibit E — Cash Disbursement

Projection Exhibit F — Permitted Title

Exceptions Exhibit G — Defined Terms

Signature Page to Construction Loan Agreement

EXHIBIT A

Legal Description

Unrestricted Reserve “A”, in Block 1, of RESIDENCE INN MEDICAL CENTER, in Harris County, Texas, according to the map or plat thereof, recorded under Film Code No. 674452, of the Map Records of Harris County, Texas.

EXHIBIT B

Project Budget

[to be attached]

SCHEDULE OF VALUES

Residence Inn - Medical Center

PERIOD TO:
PROJECT:	RI Med Ctr
TMG Job #:	1710

A DIV NO.	B DESCRIPTION OF WORK	C SCHEDULED VALUES	D WORK FROM PREVIOUS APPLICATIONS (D+E)	E COMPLETED THIS PERIOD	F REIMBUR AMOUNT STORED (NOT IN D OR E)	G TOTAL COMPLETED AND STORED TO DATE (D+E+F)	% (G/C)	H BALANCE TO FINISH (C-G)	I Reimbursable
01	Pre-Construction/Scheduling Consultant	$30,000	0.00	0.00	0.00	0.00	0%	30,000	—
01	Traffic Controls/Professional Surveyor	$36,850	0.00	0.00	0.00	0.00	0%	36,850	—
02	Tower Crane/Manlift/Power & Set-up	$679,500	0.00	0.00	0.00	0.00	0%	679,500	—
03	Turnkey Building Concrete/Garage/Piles	$8,180,112	0.00	0.00	0.00	0.00	0%	8,180,112	—
04	Masonry Block/Stone Veneer	$349,772	0.00	0.00	0.00	0.00	0%	349,772	—
05	Structural & Misc Steel/Stairs/Erection	$911,481	0.00	0.00	0.00	0.00	0%	911,481	—
06	Rough Carpentry/Casework/Countertops	$1,235,810	0.00	0.00	0.00	0.00	0%	1,235,810	—
07	Dam proofing/EIFS/Insulation/Roofing	$1,672,977	0.00	0.00	0.00	0.00	0%	1,672,977	—
08	DR,FR,HWMindows/Storefronts/Entry Locks	$1,331,906	0.00	0.00	0.00	0.00	0%	1,331,906	—
09	Gypsum Wall Systems/Flooring/Ceilings	$3,962,009	0.00	0.00	0.00	0.00	0%	3,962,009	—
10	Bath Acc./Acc. Part/CNR Guards/Entry	$311,100	0.00	0.00	0.00	0.00	0%	311,100	—
11	Roof Davit System	$57,200	0.00	0.00	0.00	0.00	0%	57,200	—
12	Tub Surroundings	$152,785	0.00	0.00	0.00	0.00	0%	152,785	—
13	Swimming Pool	$65,000	0.00	0.00	0.00	0.00	0%	65,000	—
14	Elevator & Linen Shoot	$1,121,195	0.00	0.00	0.00	0.00	0%	1,121,195	—
21	Fire Suppression System	$484,800	0.00	0.00	0.00	0.00	0%	484,800	—
22	Plumbing System	$2,201,511	0.00	0.00	0.00	0.00	0%	2,201,511	—
23	Heating, Ventilating and Air Conditioning	$2,350,000	0.00	0.00	0.00	0.00	0%	2,350,000	—
26	Electrical/Generator/Lighting Protection	$3,350,911	0.00	0.00	0.00	0.00	0%	● 3,350,911	—
28	Fire Alarm System	$201,079	0.00	0.00	0.00	0.00	0%	201,079	—
31	Earthwork/Excavation/Stabilization/SWPP	$181,256	0.00	0.00	0.00	0.00	0%	181,256	—
32	Concrete Paving/Striping/Pavers/LAN. & IRR.	$275,590	0.00	0.00	0.00	0.00	0%	275,590	—
33	Dom and Fire Water/Storm/Sanitary Utilities	$405,650	0.00	0.00	0.00	0.00	0%	405,650	—
01	General Requirements	$1,368,000	0.00	0.00	0.00	0.00	0%	1,368,000	—
01	General Liability Ins./Safety/Builders Risk Ins.	$417,373	0.00	0.00	0.00	0.00	0%	417,373	—
	Contractors Fee	$940,016	0.00	0.00	0.00	0.00	0%	940,016	—
	Construction Project Total	$32,273,883
	Guestroom/Lobby FF&E	$2,950,000	0.00	0.00	0.00	0.00	0%	2,950,000	—
	Supplies Textiles Tech	$100,000	0.00	0.00	0.00	0.00	0%	100,000	—
	Pre-Opening	$150,000	0.00	0.00	0.00	0.00	0%	150,000	—
	Interest Carry	$913,408	0.00	0.00	0.00	0.00	0%	913,408	—
	Atty Fees	$50,000	0.00	0.00	0.00	0.00	0%	50,000	—
	Appraisal	$9,500	0.00	0.00	0.00	0.00	0%	9,500	—
	Phase I	$2,500	0.00	0.00	0.00	0.00	0%	2,500	—

SCHEDULE OF VALUES

Residence Inn - Medical Center

PERIOD TO:
PROJECT:	RI Med Ctr
TMG Job #:	1710

A DIV NO.	B DESCRIPTION OF WORK	C SCHEDULED VALUES	D WORK FROM PREVIOUS APPLICATIONS (D+E)	E COMPLETED THIS PERIOD	F REIMBUR AMOUNT STORED (NOT IN D OR E)	G TOTAL COMPLETED AND STORED TO DATE (D+E+F)	% (G/C)	H BALANCE TO FINISH (C-G)	I Reimbursable
	Survey	$4,000	0.00	0.00	0.00	0.00	0%	4,000	—
	Grandbridge Fee	$218,250	0.00	0.00	0.00	0.00	0%	218,250	—
	Lender Fee	$291,000	0.00	0.00	0.00	0.00	0%	291,000	—
	Title Policy	$113,411	0.00	0.00	0.00	0.00	0%	113,411	—
	Subtotal	$4,802,069
	Architect	$30,000	0.00	0.00	0.00	0.00	0%	30,000	—
	Engineering	$475,000	0.00	0.00	0.00	0.00	0%	475,000	—
	Miscellaneous	$95,000	0.00	0.00	0.00	0.00	0%	95,000	—
	Subtotal	$600,000
	Contingency	$321,117	0.00	0.00	0.00	0.00	0%	321,117	—
	Impact Fees	$250,000	0.00	0.00	0.00	0.00	0%	250,000	—
	Duke Construction Fee	$320,000	0.00	0.00	0.00	0.00	0%	320,000	—
	Subtotal	$891,117
	Land	$6,200,000	0.00	0.00	0.00	0.00	0%	6,200,000	—
	Project Development Total	44,767,069.00	0.00	0.00	0.00	0.00		44,767,069.00	—

 2

EXHIBIT C

List of Plans and Specifications

[to be attached]

EXHIBIT D

List of Professional Agreements

Agreement for Services Between Architect and Owner for a Small Commercial Project between Maker, as owner, and David Baca Studio, L.L.C., a Texas limited liability company, as architect, dated effective August 2, 2016.

Professional Services Agreement between Maker and Jones & Carter, as engineer, dated effective April 28, 206, as amended by letter agreement dated December 21, 2016; and

Modified Form of Agreement Between Owner and Design-Builder — Lump Sum between Maker, as owner, and ARCO/Murray National Dallas, Inc., a Delaware corporation, as design-builder, dated February 16, 2017.

EXHIBIT E

Cash Disbursement Projection

[to be attached]

EXHIBIT F

Permitted Title Exceptions

1.            Restrictive Covenants as set forth in Film Code No. 674452, of the Map Records of Harris County, Texas.

2.            The following matters reflected on the recorded plat filed under Film Code No. 674452, of the Map Records of Harris County, Texas:

(a)	An easement for drainage purposes extending 15 feet on each side of the centerline of all natural drainage courses.

(b)	Building set back line(s) 25 feet in width along the front property line.

(c)	Houston Lighting and Power Company easement, 10 feet in width along the Southeasterly property line, together with an aerial easement 5 feet wide from a plane 20 feet above the ground attached thereto; and as set out in instrument(s), filed under Harris County Clerk’s File No(s). D953829.

EXHIBIT G

Defined Terms

“Advance” means any disbursements of the Loan Proceeds by Noteholder to or for the benefit of Maker.

“Architect” means MITCHELL CARLSON STONE, INC., a Texas corporation, or another licensed, qualified architect(s) employed by Maker from time to time in connection with the construction of the Improvements.

“Assignment of Plans and Specifications” means the Assignment of Plans and Specifications and Rights Contracts dated of even date from Maker for the benefit of Noteholder, as amended modified, restated or supplemented from time to time.

“Cash Disbursement Projection” means the cash disbursement projection attached hereto as Exhibit E and incorporate herein by this reference for all purposes.

“Closing Certificate” means the Closing Certificate by Maker dated of even date herewith from Maker in favor of Noteholder, together with any subsequent affirmations thereof required herein, given to Noteholder.

“Commitment” means the loan commitment entitled “Mortgage Loan Application” and referencing Construction/Permanent Loan Application, refereeing Loan Application No. 17-052, as amended modified, restated or supplemented from time to time.

“Completion” means Maker has satisfied all of the conditions in Section 3.4(b) with respect to Improvements.

“Completion Guaranty” means the Absolute, Unconditional Completion Guaranty of even date herewith executed by Guarantor in favor of Noteholder, as amended modified, restated or supplemented from time to time.

“Construction Contract” means a complete contract for construction of the Improvements with a guaranteed maximum price construction contract to be executed by Maker, as owner and the Contractor, as well as all other subcontractors engaged by Maker, if any, from time to time to construct the Improvements not covered by such contract with Contractor, in a form and substance approved in advance in writing by Noteholder, such approval not to be unreasonably withheld, delayed or conditioned, together with any amendments as may be approved in advance in writing by Noteholder or otherwise permitted herein.

“Contractor” means ARCH-CON CORPORATION, a Texas corporation, the general contractor for the Project, or any other general contractor engaged by Maker and approved by Noteholder.

“Engineer” means CENTURY ENGINEERING, INC., a Texas corporation, or another licensed, qualified engineer(s) employed by Maker from time to time in connection with the construction of the Improvements.

“Environmental Indemnity” means the Certificate and Indemnity Agreement Regarding Hazardous Substances dated of even date herewith from Maker for the benefit of Noteholder, as amended modified, restated or supplemented from time to time.

“FF&E” means all construction materials, equipment, fixtures, furnishings, supplies, inventory and other personal property owned by Maker, from time to time, and located on or used in connection with the construction, use, occupancy, operation and sale of the Project.

“Financing Statement” means the UCC-1 Financing Statement to be recorded to perfect Noteholder’ s security interest in all personal property of Maker that is part of the Project.

“Force Majeure” means cessations or suspensions caused by fire, unavailability of labor or materials, casualty, unusual weather that is not reasonably anticipatable, or if, war, terrorist attacks, failure of power, acts of public enemies, riots, insurrections, civil commotion, governmental delays in permitting, action or inaction of governments affecting the work of construction of the Improvements, or other unforeseeable causes beyond the reasonable control of Maker.

“Franchise Agreement” means that certain Residence Inn By Marriott Franchise Agreement between Maker as franchisee and Franchisor as franchisor with an effective dated effective of or about December 15, 2015, which shall permit the Project to be operated as a Residence Inn by Marriott with a term of at least thirty (30) years from completion of construction, as amended with the consent of Noteholder.

“Franchise Construction and Delivery Deadlines” means any deadlines for completion of construction required to be performed under the Franchise Agreement, as the same may be extended, or the date by which such Franchise Agreement will terminate or be cancelled for failure to complete any construction.

“Franchisor” means Marriott International Inc., a Maryland corporation.

“Guarantor” means BRETT C. MOODY, an individual.

“Guaranty” means, individually and collectively, as the context requires, the Completion Guaranty, the Payment Guaranty and the Tax Lien Guaranty.

“Improvements” means the approximately 182-room Residence Inn by Marriott hotel to be constructed on the Land in accordance with the Plans and Specifications.

“Initial Advance” means the first advance of Loan Proceeds hereunder.

“Inspecting Engineer” means Eland Development Corporation or any other third-party consultant engaged by Noteholder as its inspecting engineer.

“Land” means those parcels of land more particularly described in Exhibit A attached hereto and made a part hereof by reference, together with the easements, estates and rights described in the Security Instrument.

“Lease Assignment” means the Absolute Assignment of Leases and Rents to be recorded in Harris County, Texas of even date herewith from Maker in favor of Noteholder, as amended modified, restated or supplemented from time to time.

“Loan” means the loan in amount of $29,100,000.00, which is evidenced by the Note.

“Loan Documents” means this Agreement, the Commitment, the Assignment of Leases and Rents, the Assignment of Plans and Specifications, the Closing Certificate, the Security Instrument, the Environmental Indemnity, the Financing Statement, the Guaranty, the Note and any and all other documents now or at any time hereafter evidencing, securing and/or relating to the Loan.

“Loan Proceeds” means all proceeds of the Loan.

“Maker’s Equity” means Maker’s funds of at least $15,667,069,.00, of which $6,200,000.00 will be the value of the Land and $9,467,069.00 will be cash, together with any additional amounts required of Maker hereunder and actually contributed by or on behalf of Maker.

“Note” means the Promissory Note dated of even date herewith, made by Maker and payable to the order of Noteholder in the original principal amount of TWENTY-NINE MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($29,100,000.00), as amended modified, restated or supplemented from time to time.

“Owner-Architect Agreement” means a fully executed copy of the agreement concerning the Improvements between Maker and Architect, in a form and substance approved in advance in writing by Noteholder, such approval not to be unreasonably withheld, delayed or conditioned, together with any material amendments as may be approved in advance in writing by Noteholder or otherwise permitted herein, such approval not to be unreasonably withheld, delayed or conditioned.

“Owner-Engineer Agreement” means a fully executed copy of the agreement concerning the Improvements between Maker and Engineer, in a form and substance approved in advance in writing by Noteholder, such approval not to be unreasonably withheld, delayed or conditioned, together with any material amendments as may be approved in advance in writing by Noteholder or otherwise permitted herein, such approval not to be unreasonably withheld, delayed or conditioned.

“Payment Guaranty” means the Absolute, Unconditional Payment Guaranty of even date herewith executed by Guarantor in favor of Noteholder, as amended modified, restated or supplemented from time to time.

“Plans and Specifications” means the plans and specifications for construction of the Improvements prepared by the Architect and Contractor and submitted to and approved by Noteholder in the application of its reasonable judgment, such approval not to be unreasonably denied, delayed or conditioned, together with all material additions, modifications and amendments thereto approved by Noteholder, such approval not to be unreasonably denied, delayed or conditioned, which are generally described in Exhibit C attached to this Agreement and made a part hereof.

“Project” means, collectively, the Land and the Improvements.

“Project Budget” means the project budget submitted to and approved by Noteholder and set forth on Exhibit B attached hereto and made a part hereof.

“Retainage” means statutory retainage of ten percent (10%) of the amount of each Advance, or such other amount as is set forth in the Construction Contract approved by Noteholder.

“Security Instrument” means that certain the Deed of Trust, Security Agreement and Financing Statement to be recorded in Harris County, Texas, dated of even date herewith from Maker to the trustee named therein, including a first priority assignment of leases, rents, profits and issues of that portion of the Project described herein and a first priority security interest in all FF&E located thereon, as amended modified, restated or supplemented from time to time.

“Tax Lien Guaranty” means the Guaranty Regarding Taxes and Tax Liens of even date herewith executed by Guarantor in favor of Noteholder, as amended modified, restated or supplemented from time to time.

“Title Company” means Moody National Title Company, L.P., as agent for Old Republic National Title Insurance Company.

G-4